Exhibit 10.3

April [ ], 2016

[NAME]
[Address 1]
[Address 2]

Dear [NAME]:

Your role and your contributions will be critical to the success of Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) over the coming months. We understand there may be some uncertainty surrounding the future of the Company, and we want to provide you with this incentive award to incent future performance and lessen any perceived risk that you may have.

We are pleased to provide you with an incentive award in the amount of $[XX,XXX] (the “Award”) in your local payroll currency at the time of Award issuance, subject to the terms and conditions of this award agreement and the Thompson Creek Metals Company Inc. Cash-Based Incentive Plan, as the same may be amended from time to time (the “Plan”) and less applicable deductions and withholdings.

For 2016, your incentive amount is inclusive of all awards under the new provisional 2016 long-term cash incentive program.

The Award will be paid to you in full on the next payroll date following the date of this award agreement, subject to potential repayment as set forth in this award agreement.

Except as set forth below, you will be obligated to repay to the Company, in cash, within ten business days after demand is made therefore by the Company, the total amount of the Award ($[XX,XXX]) if your employment with the Company terminates for any reason prior to the occurrence of the earlier of:

•	Consummation of a Transaction (as defined in the Plan); or

•	December 31, 2016.

Notwithstanding the above, your obligation to repay the Award to the Company shall immediately lapse upon the termination of your employment either by the Company without Cause or by you for Good Reason.

Nothing in this award agreement constitutes a contract for employment or changes the status of your employment with the Company. Except for terms contained herein, your employment remains subject to any employment terms which already exist between you and the Company.

Your Award is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Capitalized terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this award agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this award agreement shall be determined by the Administrator administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

By accepting this Award, you acknowledge and agree that (i) this award agreement, including but not limited to, the amount of your Award and terms thereof and (ii) the existence of and the terms and conditions of any potential Transaction are strictly confidential and, except as required by applicable law or in the performance of your duties as an employee of the Company, may not be shared with anyone, whether inside or outside of the Company, with the exception of your spouse and legal counsel who too shall be bound to maintain confidentiality. Breach of this provision shall be considered Cause for termination for all purposes under this Award, the Plan and employment.

We value your service and appreciate your loyalty. We look forward to your continued commitment as we work together to ensure the success of Thompson Creek.

Sincerely,

Jacques Perron
President & CEO
Thompson Creek Metals

I acknowledge and understand the terms of this letter and accept the terms and conditions contain herein.

[NAME]                    Date